Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM The Netherlands
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To:

The Company

RE	Dutch law legal opinion – Wallbox ATM Program Exhibit

REFERENCE	50595896

DATE	3 April 2023

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the Prospectus Supplement.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Base Prospectus means the base prospectus which covers the offering, issuance, grant and/or sale by the Company of Class A Shares and certain other registered securities of the Company, of up to a maximum aggregate offering price of U.S. dollar 500,000,000, as contained in the Registration Statement.

Class A Shares means class A ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 each.

Company means Wallbox N.V., registered with the Trade Register under number 83012559.

Equity Distribution Agreement means the equity distribution agreement between the Company and Canaccord Genuity LLC and Oppenheimer & Co. Inc. as sales agents dated 3 April 2023 for the issuance and sale of the Placement Shares, including, inter alia, the form of Placement Notice (as defined therein).

Excerpts means the Current Excerpt, the Former Excerpt and the September 2021 Excerpt.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions may be consulted via www.loyensloeff.com. The conditions were also deposited at the Trade Register of the Chamber of Commerce under number 24370566.

AMSTERDAM ● BRUSSELS ● LONDON ● LUXEMBOURG ● NEW YORK ● PARIS ● ROTTERDAM ● SINGAPORE ● TOKYO ● ZURICH

1/10

Placement Shares means a maximum number of Class A Shares to be issued pursuant to the Placement Share Deed of Issuance in an aggregate offering price of up to U.S. dollar 100,000,000.

Prospectus Supplement means the prospectus supplement to the Base Prospectus for the offer and sale of the Placement Shares, to be filed with the SEC.

Registration Statement means the registration statement on Form F-3 containing inter alia the Base Prospectus (excluding any documents incorporated by reference therein or any exhibits thereto), as amended from time to time, most recently filed with the SEC on 18 November 2022 and declared effective as of 22 November 2022.

Resolutions means the ATM Board Resolution and the Shareholders Resolution.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1

For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Registration Statement, the Prospectus Supplement and the Equity Distribution Agreement and copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 29 September 2021 (the September 2021 Excerpt);

(b)	an excerpt of the registration of the Company in the Trade Register dated 24 March 2023 (the Former Excerpt);

(c)	an excerpt of the registration of the Company in the Trade Register dated 29 March 2023 (the Current Excerpt);

(d)	the deed of incorporation of the Company dated 7 June 2021;

(e)	the articles of association of the Company (Articles) dated 1 October 2021;

(f)	the draft deed of issuance of the Placement Shares, as attached as Annex 1 to this opinion letter (the Placement Share Deed of Issuance);

(g)

the resolution of the board of directors of the Company in connection with, inter alia, the Company’s entering into of the Equity Distribution Agreement, dated 28 March 2023 (the ATM Board Resolution);

(h)	the draft resolution of the board of directors of the Company in connection with an issuance of Placement Shares, as attached as Annex 2 to this opinion letter (the ATM Issuance Board Resolution);

2/10

(i)

the resolution of the general meeting of the Company in connection with, inter alia, the delegation to the board of directors of the Company of the authority to issue shares in the capital of the Company for a period of 5 years, dated 1 October 2021 (the Shareholders Resolution); and

(j)	the shareholders’ register (aandeelhoudersregister) of the Company (the Shareholders’ Register).

3.2	We have undertaken only the following checks searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no relevant changes were registered after the date of the Current Excerpt;

(b)

an online inquiry on the relevant website (www.rechtspraak.nl) of the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register; and

(c)

an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the list referred to in article 2 (3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Registration Statement and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1

We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Equity Distribution Agreement and on any representations, warranties or other information included in any document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

3/10

4.4

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5

This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINION

The opinion expressed in this paragraph 5 (Opinion) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Issued share capital

The Placement Shares, when issued by the Company pursuant to the executed Placement Shares Deed of Issuance and in accordance with the Equity Distribution Agreement and the Articles, will have been validly issued, fully paid and will be non-assessable.

6	ADDRESSEES

6.1

This opinion is an exhibit to the Prospectus Supplement and may be relied upon solely for the purpose of the registration of the Prospectus Supplement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Prospectus Supplement and may not be relied upon for any purpose other than the registration.

6.2

We consent to the filing of this opinion letter with the SEC as an exhibit to the Prospectus Supplement and to the reference to Loyens & Loeff N.V. in the Prospectus Supplement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.
/s/ Loyens & Loeff N.V.	/s/ Loyens & Loeff N.V.

4/10

Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	The information recorded in the September 2021 Excerpt is true, accurate and complete on the time of execution of the Shareholders Resolution.

1.3	The information recorded in the Former Excerpt is true, accurate and complete on the time of execution of the Board Resolution.

1.4

The information recorded in the Current Excerpt is true, accurate and complete on the date of the Prospectus Supplement and the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on the date of the relevant ATM Issuance Board Resolution and the relevant Placement Share Deed of Issuance.

1.5

The Placement Shares Deed of Issuance will be validly executed in the form of the draft attached as Annex 1 to this opinion letter and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.6

The ATM Issuance Board Resolution will be validly executed in the form of the draft attached as Annex 2 to this opinion letter and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.7	The information recorded in the Shareholders’ Register is true, accurate and complete on the date of this opinion letter.

1.8	The Prospectus Supplement will have been filed with the SEC and declared effective pursuant to the Securities Act at the date of the Prospectus Supplement.

2	Incorporation, existence and corporate power

2.1

The Articles are the articles of association (statuten) of the Company in force on the date of the Shareholders Resolution, the ATM Board Resolution, Prospectus Supplement and this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Current Excerpt) and will be true, accurate and complete on the date of the relevant ATM Issuance Board Resolution and the relevant Placement Share Deed of Issuance.

5/10

2.2

The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted, granted a suspension of payments, declared bankrupt, or subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 on insolvency proceedings (recast) , listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001, listed in Annex I to Council Regulation (EC) No 881/2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Current Excerpt and the Checks).

3	Corporate authorisations

3.1

Any Placement Shares shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body of the Company duly authorised to do so.

3.2

The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company, (b) have been made with due observance of the Articles and any applicable board regulations and (c) are in full force and effect.

4	Other parties

4.1

Each of the parties to which the Placement Shares will be issued, is validly existing under the laws by which it is purported to be governed on the date of the execution of the Placement Share Deed of Issuance.

4.2

Each party to the Placement Share Deed of Issuance, other than the Company, has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Placement Share Deed of Issuance and the Placement Share Deed of Issuance will have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company at the date of the execution of the Placement Share Deed of Issuance.

5	Issued share capital

5.1	At the time of issuance of the Placement Shares, the authorised share capital of the Company allows for the issuance of the relevant number of Placement Shares.

5.2	Any Placement Shares will be subscribed for and duly accepted by the subscribers thereof on the date of the relevant Placement Share Deed of Issuance.

5.3

The issue price for any Placement Shares shall at least equal the aggregate nominal value thereof, any such issue shall have been satisfied in cash and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Placement Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro.

6/10

6	Regulatory

The Placement Shares will not be offered or sold, directly or indirectly in the Netherlands to persons other than to qualified investors within the meaning of the Prospectus Regulation (EU) 2017/1129.

7/10

Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

2.1

The information obtained from the online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventieregister) does not provide conclusive evidence that the Company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made an online enquiry of the Central Insolvency Register, however, this does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

2.2

Any dissolution, merger, demerger or conversion involving the Company must be notified to the trade register of the Chamber of Commerce in the Netherlands. However, it cannot be assured that such notification has actually been made and therefore the Current Excerpt does not constitute conclusive evidence that the Company is not dissolved, merged, demerged or converted as a notification to the Dutch court proceedings.

2.3

The Shareholders’ Register does not provide conclusive evidence that the facts set out therein are correct and complete. However, the management board of a Dutch private or public limited liability company is obliged to regularly update the shareholders’ register.

3	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a Placement Share will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such Placement Share.

8/10

ANNEX 1

Draft Placement Share Deed of Issuance

9/10

ANNEX 2

Draft ATM Issuance Board Resolution

10/10